Exhibit 10.5
SUMMARY OF 2021 ANNUAL CASH INCENTIVE PLAN
In February 2021, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Thermo Fisher Scientific Inc. (the "Company") established a target cash bonus amount for 2021 for each of the Company’s executive officers, as well as performance metrics and goals for the Company under the Company’s annual cash incentive program. The target cash bonus amount for each executive, which is expressed as a percentage of base salary (ranging from 80% to 200%), was determined by the Compensation Committee based on the salary level and position of such executive within the Company. The total target opportunity under the annual cash incentive plan for 2021 is 0-200% of target cash bonus (other than in exceptional circumstances).
The performance metrics and goals for the annual cash incentive plan for 2021 are based on (a) (70%) financial measures for the Company, comprised of (i) growth in revenue (adjusted for the impact of acquisitions and divestitures and for foreign currency changes) (35%), (ii) net income (adjusted for restructuring charges and certain other items of income or expense) (30%) and (iii) operating cash flow (adjusted for capital expenditures) (5%) and (b) (30%) non-financial measures of such executives’ contributions to the achievement of certain business objectives of the Company.
For each of the financial measures included in the Company’s annual incentive plan, the Company’s actual performance will be measured relative to the Company’s internal operating plan for 2021, and the Compensation Committee will have the option of considering the impact of macro-economic factors, including foreign exchange. In exceptional circumstances, the Committee has the discretion to fund at a higher level than 200%.